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Exhibit 5.1

January 12, 2023

Board of Directors

HyreCar Inc.

915 Wilshire Avenue, Suite #1950

Los Angeles, California 90017

Ladies and Gentlemen:

We are acting as counsel to HyreCar Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the resale of up to (i) 46,973,972 shares (the “Preferred Underlying Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), issuable upon the conversion of certain shares of the Company’s Series B Convertible Preferred Stock, par value $0.00001 per share (the “Preferred Stock”), by the holders thereof (the “Holders”), (ii)12,250,000 shares (the “Warrant Underlying Shares”) of the Common Stock issuable upon the exercise of certain warrants by the Holders (the “Warrants”) and (iii) 98,897,287 shares (the “Debenture Underlying Shares”) of the Common Stock issuable upon the conversion of certain 6% Original Issue Discount Secured Convertible Debentures (the “Debentures”) by the Holders (collectively, the “Shares”), all of which Shares are to be sold by the selling stockholders named in the Registration Statement. The Shares are to be issued to the Holders pursuant to the terms and conditions as set forth in the Securities Purchase Agreement, by and among the Holders and the Company, dated as of January 6, 2023, as amended by that certain amendment dated as of January 12, 2023 (the “Securities Purchase Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) at the time of offer, issuance and sale of any of the Shares, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (ii) the Warrant Underlying Shares to be issued upon exercise of the Warrants will be delivered against payment of the applicable exercise price therefor and in accordance with the terms of the Warrant; (iii) the Shares were acquired by the Holders pursuant to the terms and conditions set forth in the Securities Purchase Agreement; and (iv) the Company will remain a Delaware corporation.

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Polsinelli PC, Polsinelli LLP in California

Board of Directors

January 12, 2023

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended, and currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Preferred Underlying Shares, when issued and delivered upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on January 6, 2023, will be validly issued, fully paid and non-assessable.

(b) The Warrant Underlying Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

(c) The Debenture Underlying Shares, when issued and delivered upon conversion of the Debentures in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours /s/ Polsinelli PC